Exhibit 2.1

PURCHASE AGREEMENT

by and between

TRANSMONTAIGNE OPERATING COMPANY L.P.

AND

KINDER MORGAN BATTLEGROUND OIL LLC

December 20, 2012

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

Page

Disclosure Schedule Sections

Section 2.7 — Legal Proceedings
Section 2.9 — Real Property
Section 2.10 — Contracts
Section 2.11 — Licenses
Section 2.12 — Employees
Section 2.13 — Capitalization
Section 3.6 — Legal Proceedings - TransMontaigne
Section 4.8 — Knowledge

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of December 20, 2012, is entered into by and between TransMontaigne Operating Company L.P., a Delaware limited partnership (“TransMontaigne”) and Kinder Morgan Battleground Oil LLC, a Delaware limited liability company (“Kinder Morgan”).  Individually, each of TransMontaigne and Kinder Morgan is referred to as a “Party” and, collectively they are referred to as the “Parties.”

RECITALS

WHEREAS, the Parties entered into (i) that certain Contribution and Redemption Agreement, dated October 18, 2011 (the “Contribution Agreement”), by and among TransMontaigne, Kinder Morgan and Battleground Oil Specialty Terminal Company LLC, a Delaware limited liability company (the “Company”), and (ii) that certain Amended and Restated Limited Liability Company Agreement of the Company, dated October 18, 2011 (as amended from time to time, the “LLC Agreement”) in connection with the creation of a joint venture to pursue the Project (as defined therein);

WHEREAS, any capitalized terms used in this Agreement but otherwise not defined shall have the meanings assigned to such terms in the LLC Agreement;

WHEREAS, upon consummation of the transactions contemplated in the Contribution Agreement, each of TransMontaigne and Kinder Morgan was the record and beneficial owner of fifty percent (50%) of the outstanding Class A Units issued by the Company;

WHEREAS, pursuant to the terms of that certain Redemption Agreement dated December 29, 2011 (the “Redemption Agreement”), the Company redeemed all of TransMontaigne’s Class A Units in the Company pursuant to Section 5.2(b)(i) and Section 5.11(a) of the LLC Agreement (the “Redemption”);

WHEREAS, immediately after the Redemption, TransMontaigne was withdrawn as a Member of the Company;

WHEREAS, pursuant to Section 5.11(e) of the LLC Agreement, during the TransMontaigne Purchase Right Period, TransMontaigne has the right to purchase in the aggregate up to one-half (1/2) of all of the Units owned by Kinder Morgan (the “TransMontaigne Purchase Right”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, Kinder Morgan owned 14,542,027.25 Class A Units in the Company, representing ninety-seven and one-half percent (97.5%) of the outstanding Class A Units in the Company;

WHEREAS, pursuant to Section 5.11(e) of the LLC Agreement, TransMontaigne has elected to exercise the TransMontaigne Purchase Right and purchase from Kinder Morgan 6,338,832.39 Class A Units in the Company (the “Purchase Option Units”), representing forty-two and one-half percent (42.5%) of the outstanding Class A Units in the Company, and the Parties have agreed to enter into this Agreement in order to effectuate the exercise of the TransMontaigne Purchase Right; and

WHEREAS, immediately following delivery of the Purchase Option Units to TransMontaigne in accordance with the terms and conditions of this Agreement and Section 5.11(e)(i) of the LLC Agreement, TransMontaigne shall be admitted as a Substituted Member in respect thereof and shall be deemed a Principal Member under the LLC Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I.
EXERCISE OF PURCHASE RIGHT; PURCHASE OF OPTION UNITS

1.1                               Purchase Right Election; Purchase of Purchase Option Units.  The closing of the transactions described in this Section 1.1 (the “Closing”) shall take place at 12:00 P.M., Houston time, on the date hereof (the “Closing Date”).  At the Closing, the Parties agree that the following shall occur and be effective:

(a)                                 Purchase Right Election and Waivers.  Pursuant to and in accordance with Section 5.11(e)(i) of the LLC Agreement, TransMontaigne hereby (i) exercises the TransMontaigne Purchase Right to purchase from Kinder Morgan the Purchase Option Units, representing forty-two and one-half percent (42.5%) of the outstanding Class A Units in the Company, and (ii) waives its right to purchase the remaining Class A Units in the Company owned by Kinder Morgan and subject to the TransMontaigne Purchase Right, representing six and one-quarter percent (6.25%) of the outstanding Class A Units in the Company.  The Company and Kinder Morgan hereby waive the requirement that notice of TransMontaigne’s election to exercise the TransMontaigne Purchase Right be provided thirty (30) days prior to the Purchase Date.

(b)                                 Purchase of Purchase Option Units.  Pursuant to and in accordance with Section 5.11(e)(i) of the LLC Agreement, at the Closing, (i) TransMontaigne shall deliver the Purchase Price (as defined below) to Kinder Morgan, in exchange for the Purchase Option Units, and (ii) Kinder Morgan shall transfer and deliver to TransMontaigne all right, title, and interest in and to the Purchase Option Units, such that, immediately after the consummation of the transactions contemplated hereby, TransMontaigne shall own forty-two and one-half percent (42.5%) of the outstanding Class A Units in the Company and Kinder Morgan shall own fifty-five percent (55%) of the outstanding Class A Units in the Company.  The Parties acknowledge and agree that the aggregate amount that Kinder Morgan shall have the right to receive pursuant to Section 5.11(e)(i) in consideration of the sale of the Purchase Option Units shall be $78,833,962 (the “Purchase Price”), which consists of (i) $76,065,989 of capital contributions made in respect of the Purchase Option Units and (ii) $2,767,973 relating to the Kinder Morgan Weighted Average Cost of Capital.  The Purchase Price shall be remitted by TransMontaigne to Kinder Morgan in cash at the Closing by wire transfer of immediately available funds.

(c)                                  Admission as Substituted Member.  Immediately following delivery of the Purchase Option Units to TransMontaigne at the Closing, TransMontaigne shall be admitted as a Substituted Member in respect of the Purchase Option Units upon agreement to assume the obligations in respect thereof to make any future required Capital Contributions and execution of that certain Joinder to Company Agreement, by and between the Company and TransMontaigne, in a form agreed to between the Company and TransMontaigne, pursuant to which TransMontaigne shall become a party to the LLC Agreement and shall be deemed to be a Principal Member thereunder.

1.2                               Closing Deliverables.

(a)                                 At the Closing, concurrently with the execution hereof, TransMontaigne is delivering or causing to be delivered to Kinder Morgan and the Company, if applicable, the following:

(i)                                           The Purchase Price;

(ii)                                        The Joinder, duly executed by TransMontaigne;

(iii)                                     The Assignment (as defined below), duly executed by TransMontaigne;

(iv)                                    A certificate from an officer of the general partner of TransMontaigne, in a form mutually acceptable to the Parties hereto, certifying to (i) the Certificate of Formation of TransMontaigne, as amended, (ii) the limited partnership agreement of TransMontaigne, as amended, (iii) the resolutions of the general partner of TransMontaigne authorizing the transactions contemplated by this Agreement and the Related Agreements, and (iv) the incumbency and signatures of the officers of the general partner of TransMontaigne executing this Agreement and the Related Agreements to which TransMontaigne is a party; and

(v)                                       A certificate of existence and good standing issued by the Secretary of State of Delaware, reflecting that TransMontaigne is validly existing and in good standing.

(b)                                 At the Closing, concurrently with the execution hereof, Kinder Morgan is delivering or causing to be delivered to TransMontaigne, the following:

(i)                                           The Purchase Option Units;

(ii)                                        A valid instrument of assignment of the Purchase Option Units assigning, transferring and conveying the Purchase Option Units to TransMontaigne (the “Assignment”), duly executed by Kinder Morgan;

(iii)                                     The Operating Agreement, duly executed by Kinder Morgan;

(iv)                                    A certificate from an officer of Kinder Morgan, in a form mutually acceptable to the Parties hereto, certifying to (i) the Certificate of

Formation of Kinder Morgan, as amended, (ii) the limited liability company agreement of Kinder Morgan, as amended, (iii) the resolutions of the sole member of Kinder Morgan authorizing the transactions contemplated by this Agreement and the Related Agreements, and (iv) the incumbency and signatures of the officers of Kinder Morgan executing this Agreement and the Related Agreements; and

(v)                                       A certificate of existence and good standing issued by the Secretary of State of Delaware, reflecting that Kinder Morgan is validly existing and in good standing.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF KINDER MORGAN

Kinder Morgan hereby makes the representations and warranties set forth below solely with respect to the TransMontaigne Purchase Right Period, which representations and warranties are true, correct and complete on the date hereof.

To facilitate review by the Parties hereto, Part I of each section of the Disclosure Schedule sets forth the disclosures contained in the Disclosure Schedule to the Contribution Agreement.  Part II of each section of the Disclosure Schedule sets forth the disclosures relating to the TransMontaigne Purchase Right Period.  For purposes of providing clarity, the Parties acknowledge and agree that Kinder Morgan’s representations and warranties in this Article II, as modified by the disclosures in Part II of the Disclosure Schedule (and any liability under this Agreement for a breach thereof), shall be limited to the TransMontaigne Purchase Right Period.  Except as set forth in those sections of Part II of the Disclosure Schedule corresponding to the sections below (it being understood and agreed however that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to the extent that it is reasonably apparent on its face that such disclosure would be relevant to, apply to or qualify such other section, notwithstanding the omission of a reference or cross-reference thereto):

2.1                               Organization.  Kinder Morgan is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Kinder Morgan has all requisite limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

2.2                               Execution and Delivery.  The execution, delivery and performance of this Agreement and the Related Agreements by Kinder Morgan and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by Kinder Morgan, and no other company action on the part of Kinder Morgan is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by Kinder Morgan and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Related Agreements to which Kinder Morgan is a party have been duly and validly executed and delivered by Kinder Morgan and constitute legal, valid and binding obligations of Kinder Morgan enforceable against Kinder Morgan in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto and subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

2.3                               Authority.  Kinder Morgan has full limited liability company power and authority to conduct its business as and to the extent now conducted and to own, lease and operate its Assets and Properties.  The Company has full limited liability company power and authority to conduct its business as and to the extent now conducted and to own, lease and operate its Assets and Properties.

2.4                               No Conflicts.  The execution and delivery by Kinder Morgan of this Agreement and the Related Agreements to which it is a party, the performance of its obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, assuming the accuracy of the representations and warranties of TransMontaigne, do not and will not:

(a)                                 conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Kinder Morgan;

(b)                                 conflict with or result in a violation or breach of any term or provision of any License, Law or Order applicable to Kinder Morgan or any of its Assets and Properties in any material respect; or

(c)                                  (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Kinder Morgan to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Kinder Morgan or any of its Assets and Properties under, any Contract or License to which Kinder Morgan is a party or by which any of its Assets and Properties are bound.

2.5                               Governmental Approvals and Filings.  To Kinder Morgan’s Knowledge, assuming the accuracy of the representations and warranties of TransMontaigne, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Kinder Morgan or the Company is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

2.6                               Taxes.  During the TransMontaigne Purchase Right Period, the Company has filed or caused to be filed all Tax Returns that it is required to file and has paid all Taxes due and payable on said returns or, to Kinder Morgan’s Knowledge, on any assessments made against the Assets and Properties of the Company (except for Tax Returns for which valid extensions have been obtained and are in force), and all such Tax Returns were true, correct and complete in all material respects.  To Kinder Morgan’s Knowledge, there are no Tax Liens upon any of the Assets and Properties of the Company that have arisen during the TransMontaigne Purchase Right Period, other than Liens for Taxes not yet due and payable.  To Kinder Morgan’s Knowledge, there is no audit, dispute, or claim concerning any Tax Liability related to the Assets and Properties of the Company that has arisen during the TransMontaigne Purchase Right Period.

2.7                               Legal Proceedings.  To Kinder Morgan’s Knowledge, except as set forth on Part II of Section 2.7 of the Disclosure Schedule:  (a) there are no Actions or Proceedings pending or threatened against, relating to or affecting the Company or the Assets and Properties of the Company that have arisen during the TransMontaigne Purchase Right Period; (b) there are no Claims or facts, conditions or circumstances that have occurred during the TransMontaigne Purchase Right Period that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a); and (c) there are no Orders outstanding against the Company or any of the Assets and Properties of the Company that have arisen during the TransMontaigne Purchase Right Period.

2.8                               Compliance With Laws and Orders.  During the TransMontaigne Purchase Right Period, to Kinder Morgan’s Knowledge, the Company has not been, and the Company has not received any notice that it or its Assets and Properties is or has been, in violation of, or in default under, in any material respect, any Law, License or Order.

2.9                               Assets and Properties.  To Kinder Morgan’s Knowledge, the material tangible Assets and Properties of the Company, prior to giving effect to the transactions contemplated by this Agreement and the Related Agreements, consist solely of the following:  (a) the real property described on Section 2.9 of the Disclosure Schedule and any improvements thereon, (b) the Material Contracts described on Section 2.10 of the Disclosure Schedule and the other Contracts to which the Company is a party and (c) the Licenses described on Section 2.11 of the Disclosure Schedule.  The Company was formed for the sole purpose of developing and operating the Project and, to Kinder Morgan’s Knowledge, during the TransMontaigne Purchase Right Period, the Company has not engaged in any other business other than business related to the Project.

2.10                        Contracts.  To Kinder Morgan’s Knowledge, Part II of Section 2.10 of the Disclosure Schedule contains a true and complete list of all Contracts (true and complete copies of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Parties prior to the date hereof) to which the Company is a party, which are material to the business of the Company (each, a “Material Contract”) and which have been entered into during the TransMontaigne Purchase Right Period.  To Kinder Morgan’s Knowledge, each Material Contract is in full force and effect and, assuming valid execution and delivery of such Material Contract by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.  During the TransMontaigne Purchase Right Period, to Kinder Morgan’s Knowledge, neither the Company nor any other party to such Material Contract is, or has received notice that it is, in material violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in material violation or breach of or default under any such Material Contract) in such a way as to give rise to a material liability of the Company or as to give rise to a right of cancellation by any party to such Material Contract.

2.11                        Licenses.  To Kinder Morgan’s Knowledge, Part II of Section 2.11 of the Disclosure Schedule contains a true and complete list of all Licenses of the Company or the business relating thereto (setting forth the grantor, the grantee and the function of each), which have been obtained by the Company during the TransMontaigne Purchase Right Period.  Prior to the date hereof, Kinder Morgan has made available to TransMontaigne true and complete copies of all such Licenses.  Except as disclosed in Part II of Section 2.11 of the Disclosure Schedule, to Kinder Morgan’s Knowledge:

(a)                                 the Company owns or validly holds all Licenses listed on Section 2.11 of the Disclosure Schedule;

(b)                                 each License is valid, binding and in full force and effect;

(c)                                  the Company is not and the Company has not received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License; and

(d)                                 there has been no indication that any License may be issued, renewed, modified or revoked on terms or conditions or other than those currently in effect.

2.12                        Employees.  Except as disclosed in Section 2.12 of the Disclosure Schedule, the Company does not currently have, and has never had during the TransMontaigne Purchase Right Period, any employees.

2.13                        Capitalization.  Immediately prior to the Closing, Kinder Morgan owned beneficially and of record the Purchase Option Units, free and clear of all Liens (subject only to restrictions on transfer imposed under applicable U.S. federal and state securities Laws and those Liens disclosed in Section 2.13 of the Disclosure Schedule).  Except as set forth in the LLC Agreement, Kinder Morgan is not a party to (i) any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of the Redeemed Units or (ii) any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Redeemed Units.  As of the Effective Date, the Class A Members have made Capital Contributions to the Company in an amount equal to $178,978,797, and Kinder Morgan has made Capital Contributions to the Company in respect of the Purchase Option Units in an amount equal to $76,065,989.

2.14                        No Broker.  Neither Kinder Morgan, nor any of its Affiliates, has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, advisor, consultant or appraiser for or on account of the transactions contemplated by this Agreement or the Related Agreements.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF TRANSMONTAIGNE

TransMontaigne hereby makes the representations and warranties set forth below, which are true, correct and complete on the date hereof.  Except as set forth in those sections of the Disclosure Schedule corresponding to the sections below (it being understood and agreed however that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to the extent that it is reasonably apparent on its face that such disclosure would be relevant to, apply to or qualify such other section, notwithstanding the omission of a reference or cross-reference thereto):

3.1                               Organization.  TransMontaigne is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  TransMontaigne has all requisite limited partnership power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.2                               Execution and Delivery.  The execution, delivery and performance of this Agreement and the Related Agreements by TransMontaigne and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by TransMontaigne, and no other limited partnership action on the part of TransMontaigne is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by TransMontaigne and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Related Agreements to which TransMontaigne is a party have been duly and validly executed and delivered by TransMontaigne and constitute, legal, valid and binding obligations of TransMontaigne enforceable against TransMontaigne in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto and subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

3.3                               Authority.  TransMontaigne has full limited partnership power and authority to conduct its business as and to the extent now conducted and to own, lease and operate its Assets and Properties.

3.4                               No Conflicts.  The execution and delivery by TransMontaigne of this Agreement and the Related Agreements to which it is a party, the performance of its obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby, assuming the accuracy of the representations and warranties of Kinder Morgan, do not and will not:

(a)                                 conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of TransMontaigne;

(b)                                 conflict with or result in a violation or breach of any term or provision of any License, Law or Order applicable to TransMontaigne or any of its respective Assets and Properties in any material respect; or

(c)                                  (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require TransMontaigne to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon TransMontaigne or any of its Assets and Properties under, any Contract or License to which TransMontaigne is a party or by which any of the its Assets and Properties are bound.

3.5                               Governmental Approvals and Filings.  To TransMontaigne’s Knowledge, assuming the accuracy of the representations and warranties of Kinder Morgan, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of TransMontaigne or any of its Affiliates is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

3.6                               Legal Proceedings.  To TransMontaigne’s Knowledge, except as set forth on Section 3.6 of the Disclosure Schedule: (a) there are no Actions or Proceedings pending or threatened, or Orders outstanding, against TransMontaigne or any of its Affiliates that relate in any way to the Company or its Assets and Properties or that could adversely affect the performance by TransMontaigne of this Agreement or any of the Related Agreements to which TransMontaigne is a party.

3.7                               Investment Representation.

(a)                                 TransMontaigne understands that the Purchase Option Units are being transferred under exemptions from registration provided for in the Securities Act, and applicable state securities or “blue sky” laws.  TransMontaigne acknowledges that the Purchase Option Units will be an illiquid investment, that TransMontaigne must continue to bear the economic risk of the investment in the Purchase Option Units for an indefinite period and that the Purchase Option Units have not been registered for any subsequent sale under the Securities Act and applicable state securities laws.  The transfer of the Purchase Option Units is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities

Act and/or the provisions of Regulation D, each promulgated by the United States Securities and Exchange Commission thereunder.

(b)                                 The Purchase Option Units being acquired by TransMontaigne are being acquired for TransMontaigne’s own investment portfolio and account (and not on behalf of, and without the participation of, any other Person) with the intent of holding the Purchase Option Units for investment and without the intent of participating, directly or indirectly, in a distribution of the Purchase Option Units and not with a view to, or for resale in connection with, any distribution of the Purchase Option Units or any portion thereof.

(c)                                  TransMontaigne is familiar with Regulation D promulgated under the Securities Act, TransMontaigne is an “accredited investor” as defined in Rule 501(a) of such Regulation D, and TransMontaigne is able to bear the economic risk of an investment in the Purchase Option Units.

(d)                                 TransMontaigne understands that the transfer of the Purchase Option Units is restricted under the terms of the LLC Agreement and under applicable Law, and consequently such Purchase Option Units may not be offered for sale, sold or transferred other than in accordance with the LLC Agreement and pursuant to (i) an effective registration under the Securities Act or in a transaction that is otherwise in compliance with the Securities Act; and (ii) evidence satisfactory to the Company of compliance with the applicable securities laws (which may require TransMontaigne to provide an opinion of legal counsel satisfactory to the Company confirming compliance with such laws).

(e)                                  TransMontaigne confirms that it (i) is a sophisticated investor, has relied upon independent investigations made by TransMontaigne and its representatives; and (ii) has not relied upon any representations or other information (whether oral or written) from the Company, its members or members of its board of managers or other officers, employees or affiliates, or from any other person or entity, in connection with TransMontaigne’s investment in the Purchase Option Units other than those contained in this Agreement and the Related Agreements.

(f)                                   TransMontaigne (i) to the extent deemed appropriate by it, has relied upon such its own independent appraisal and investigation, and the advice of such its own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company, and (ii) TransMontaigne will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company.

(g)                                  TransMontaigne acknowledges that neither the Company nor Kinder Morgan has given any assurances with respect to the tax consequences of the acquisition, ownership or disposition of the Purchase Option Units.

(h)                                 TransMontaigne has had, to its full and complete satisfaction, prior to TransMontaigne’s entry into this Agreement, the opportunity to conduct due diligence and ask questions of, and receive answers from, the Company and Kinder Morgan concerning the terms and conditions of the transactions contemplated by this Agreement and the Related Agreements and TransMontaigne’s investment in the Company and the Purchase Option Units, and to obtain additional information necessary to verify the accuracy of any information furnished to TransMontaigne, or to which TransMontaigne has had access.

(i)                                     TransMontaigne is aware and understands that no federal or state agency, or any other person or entity, has made any recommendation or endorsement of the Purchase Option Units as an investment, nor has any such governmental agency, person or entity reviewed or passed upon the adequacy of information disclosed to TransMontaigne.

3.8                               Change of Control.  During the TransMontaigne Purchase Right Period, a Change of Control (as defined in the LLC Agreement) of TransMontaigne has not occurred.  TransMontaigne has not entered into any written agreements with any Person regarding a transfer or assignment of the TransMontaigne Purchase Right, or the Purchase Option Units.

3.9                               No Broker.  Neither TransMontaigne, nor any of its Affiliates, has paid or become obligated to pay any fee or commission to any broker, finder, intermediary, advisor, consultant or appraiser for or on account of the transactions contemplated by this Agreement or the Related Agreements.

ARTICLE IV.
INDEMNIFICATION

4.1                               Indemnification by Kinder Morgan.  Subject to the limitations set forth in this Agreement, from and after Closing, Kinder Morgan hereby agrees to indemnify and hold harmless, without duplication, TransMontaigne and its Affiliates and all of their managers, directors, officers, members, partners, shareholders, employees and agents (the “Kinder Morgan Indemnitees”) from and against, and shall reimburse, without duplication, the Kinder Morgan Indemnitees for, any and all Losses paid, imposed on or incurred by the Kinder Morgan Indemnitees resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:

(a)                                 any breach of or inaccuracy in any representation or warranty of Kinder Morgan set forth in Article II; and

(b)                                 any breach of or failure to perform any covenant or agreement on the part of Kinder Morgan under this Agreement which by its terms is to be performed by Kinder Morgan at the Closing or following the Closing Date.

4.2                               Indemnification by TransMontaigne.  Subject to the limitations set forth in this Agreement, from and after the Closing, TransMontaigne hereby agrees to indemnify and hold harmless, without duplication, Kinder Morgan and its Affiliates and all of their managers, directors, officers, members, partners, shareholders, employees and agents (the “TransMontaigne Indemnitees”) from and against, and shall reimburse, without duplication, the TransMontaigne Indemnitees for, any and all Losses paid, imposed on or incurred by the TransMontaigne Indemnitees, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:

(a)                                 any breach of or inaccuracy in any representation or warranty of TransMontaigne set forth in Article III; and

(b)                                 any breach of or failure to perform any covenant or agreement on the part of TransMontaigne under this Agreement which by its terms is to be performed by TransMontaigne at the Closing or following the Closing Date.

4.3                               Procedures for Indemnification.

(a)                                 If there occurs an event that any party asserts is an indemnifiable event pursuant to Section 4.1 and 4.2, the party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other Party obligated to provide indemnification (the “Indemnifying Party”).  Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure prejudices the Indemnifying Party hereunder.  In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings.  The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability.  In any event, if the Indemnifying Party wishes to assume the defense of such asserted liability, the Indemnitee shall have the right to participate (but not control) at its own expense in the defense of such asserted liability.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person.  The Indemnifying Party agrees to afford the Indemnitee and its counsel the opportunity to be present at, and to participate in (but not control), conferences with all Persons, including any Governmental or Regulatory Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons.  In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee or (ii) injunctive relief affecting the Indemnitee.

(b)                                 Upon receipt of a Notice of Claim, the Indemnifying Party shall have twenty (20) calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such twenty (20) day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim.  Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee.  If no such Contest Notice is given within such twenty (20) day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party subject to the terms and conditions of this Article IV.

(c)                                  If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails to reasonably contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.

(d)                                 The Indemnifying Party shall make any payment required to be made under this Article in cash when bills are received or expenses are incurred.  Any payments required to be paid by an Indemnifying Party under this Article that are not paid within fifteen (15) business days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of ten percent (10%) per annum, not to exceed the maximum non-usurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.

4.4                               Survival.  The representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing.  Notwithstanding anything to the contrary contained herein, (i) after Closing, any assertion hereunder that any other Party is liable for indemnification under this Article IV based on a breach of a representation or warranty in Articles II-III (other than Fundamental Representations) must be made in writing pursuant to Section 4.3 and must be given to the other Party obligated to provide indemnification on or prior to December 31, 2014, (ii) in no event shall any Indemnitee have any right to assert any claim for indemnification based on a breach of a representation or warranty in Articles II-III (other than Fundamental Representations) that has not been asserted prior December 31, 2014 in accordance with this Article IV, and (iii) claims for indemnification for breaches of Fundamental Representations shall not be limited and shall survive the Closing without limitation.

4.5                               Certain Limitations.  Notwithstanding anything in this Agreement to the contrary:

(a)                                 No Indemnitee shall be entitled to assert any claim to indemnification under Article IV unless and until (i) the amount of Losses actually suffered by the TransMontaigne Indemnitees or Kinder Morgan Indemnitees (as the case may be) in respect of all claims pursuant to Article IV exceeds $25,000, and then only to the extent such Losses exceed, in the aggregate, $25,000.

(b)                                 The aggregate amount required to be paid by any Party pursuant its obligations under this Article IV shall not exceed an aggregate amount of $10,000,000.

(c)                                  The limitations set forth in this Section 4.5 shall not apply to breaches of Fundamental Representations.

4.6                               Satisfaction of Claims for Indemnification.

(a)                                 The Parties agree that in the event there are any Losses incurred by the Company for which an Indemnitee is entitled to indemnification pursuant to Sections 4.1 or 4.2 as a result of such Indemnitee’s beneficial ownership of equity in the Company, then the Indemnifying Party shall have the right (exercisable in its sole discretion) to satisfy and discharge any such Losses by compensating either (i) the Company for such Losses or (ii) the Indemnitee directly, provided, that if the Indemnifying Party elects to satisfy and discharge such Losses in accordance with the foregoing clause (ii), the Indemnifying Party shall only be obligated to indemnify the Indemnitee for an amount equal to the product obtained by multiplying (i) the amount of such Losses by (ii) the percentage of equity of the Company beneficially owned by the Indemnitee or its Affiliates.

(b)                                 In calculating amounts payable to an Indemnitee, the amount of any Losses shall be computed net of any prior or subsequent actual recovery by the Indemnitee under any insurance policy or from any Person with respect to such Losses.  In the event any amounts described in the foregoing clause (i) are recovered or recognized by the Indemnitee subsequent to its receipt of payment of applicable Losses from an Indemnifying Party pursuant to this Article IV and such amounts were not taken into account in the calculation of such Losses but should have reduced the amount of such payment, the Indemnitee shall promptly reimburse the Indemnifying Party for such amounts.

4.7                               Inconsistent Provisions.  The provisions of this Article IV shall govern and control over any inconsistent provisions of this Agreement.

4.8                               Knowledge.  Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be obligated to indemnify an Indemnitee for a Claim for indemnification arising out of a breach of a representation or warranty pursuant to this Article IV with respect to a breach of a representation or warranty that was actually known on or before the Closing Date by at least one of the individuals listed on Section 4.8 of the Disclosure Schedule associated with such Indemnitee; provided, however, this Section 4.8 shall not apply to breaches of Fundamental Representations.

4.9                               Express Negligence.  THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY.  THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

4.10                        Mitigation.  Each of the Parties shall cooperate with each other with respect to resolving any Claim or Liability with respect to which one Party is obligated to indemnify any other Party, including by making its commercially reasonable efforts to mitigate any such Claim or Liability and to seek any available insurance or third party recoveries with respect thereto; provided, however, that this duty to mitigate shall not require a Party to obtain or maintain any specific insurance policy or coverage.  If an Indemnitee fails to use commercially reasonable efforts to mitigate any Claim or Liability, then, notwithstanding anything else to the contrary contained herein, no Indemnifying Party shall be required to indemnify any Person for any Loss that would reasonably have been avoided if such Indemnitee had made such efforts.

4.11                        Waiver of Certain Damages.  Notwithstanding anything contained to the contrary in this Agreement, it is expressly acknowledged and agreed that the recovery by any Party or any Indemnitee of any Losses under this Agreement shall be limited to the actual Losses suffered or incurred by such Party or Indemnitee as a result of the matter in respect of which recovery of such Losses is provided hereunder and in no event shall any Party be liable to the other Party or any Indemnitee for any remote, speculative, special, exemplary, or punitive damages suffered or incurred by any Party or Indemnitee.  The provisions of this Section 4.11 shall not apply to any damages that are components of an award to a third party paid by a Party.

4.12                        Exclusive Remedy.  Notwithstanding anything in this Agreement to the contrary, and except as arising under the terms of any Related Agreement to be performed following Closing, (a) the provisions of this Article IV set forth the sole and exclusive remedy of the Parties and any Indemnitee with respect to this Agreement or any certificate, document, writing or instrument delivered pursuant to or in connection with this Agreement (b) in no event shall any Losses be recoverable under this Article IV to the extent any Indemnifying Party has already made payment, or any Indemnitee has already received payment, in respect of the subject matter, circumstance or event giving rise to such Losses under another Section or provision of this Agreement and (c) each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action it or any of its Affiliates may have with respect to this Agreement or any certificate delivered pursuant to this Agreement.

ARTICLE V.
MISCELLANEOUS

5.1                               Further Assurances.  The Parties shall execute and deliver to the other Party after the Closing Date, any other instrument which may be reasonably requested by the other Party and which is reasonably appropriate to perfect or evidence any of the contributions, assignments, waivers, elections, transfers, conveyances or transactions contemplated by this Agreement and to do any and all such further acts and things as may be reasonably necessary to effect completely the intent of this Agreement.

5.2                               Expenses.  Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.

5.3                               Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

(a)	If to TransMontaigne to:
TransMontaigne Operating Company L.P.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention: President
Telecopier: 303-626-8238

with copies to:

TransMontaigne Operating Company L.P.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention: General Counsel
Telecopier: 303-626-8228

(b)	If to Kinder Morgan to:

c/o Kinder Morgan Energy Partners, L.P.
500 Dallas, Suite 1000
Houston, Texas 77002
Attention: Secretary and General Counsel
Telecopier: 713-369-9499

with a copy to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Michael T. Peters
Telecopier: 713-223-3717

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

5.4                               Amendments.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

5.5                               Waivers.  Any Party (as to itself, but not as to other Party without their consent) may, by written notice to the other Party hereto, (a) extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement; (b) waive any inaccuracies in the representations or warranties of another Party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another Party contained in this Agreement; or (d) waive performance of any of the obligations of another Party under this Agreement.  Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

5.6                               Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.7                               Nonassignability.  This Agreement shall not be assigned without the prior written consent of all Parties hereto.

5.8                               Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

5.9                               Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the parties hereto.  In the event that any signature is delivered by facsimile transmission or emailed PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such signature page were an original thereof.

5.10                        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law rules.

5.11                        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11.

5.12                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In such case, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects and intent of the transactions contemplated hereby.

5.13                        Entire Agreement.  This Agreement and the Related Agreements constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof and thereof.  There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby and no other representations or warranties shall be implied or inferred.

ARTICLE VI.
DEFINITIONS

6.1                               Definitions.  As used herein, the following terms have the meanings set forth below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or any investigation or audit by any Governmental or Regulatory Authority.

“Affiliate” means (a) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified and (b) if such Person is an individual, any spouse of such individual, or any relative of such Person or of such spouse (such relative being related to the individual in question within the second degree).  For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assignment” has the meaning set forth in Section 1.2(b)(ii).

“Claim” means any action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, or demand.

“Closing” has the meaning set forth in Section 1.1.

“Closing Date” has the meaning set forth in Section 1.1.

“Company” has the meaning set forth in the Recitals.

“Contest Notice” has the meaning set forth in Section 4.3(b).

“Contract” means any contract, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other agreement.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered with and attached hereto and incorporated herein by reference of each Party, as appropriate in the context and as referenced throughout this Agreement.

“Fundamental Representations” means those representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.13, 2.14, 3.1, 3.2, 3.3, and 3.9.

“GAAP” means generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnifying Party” has the meaning set forth in Section 4.3(a).

“Indemnitee” has the meaning set forth in Section 4.3(a).

“Intellectual Property” means all patents, copyright registrations, trademark and service mark registrations, applications for any of the foregoing, and whether or not registered, all designs, copyrights, trademarks, service marks, trade names, secret formulae, trade secrets, secret processes, computer programs and confidential information, including all rights to any such property that is owned by and licensed from others and any goodwill associated with any of the above.

“Joinder” has the meaning set forth in Section 1.1(c).

“Kinder Morgan” has the meaning set forth in the Preamble.

“Kinder Morgan Indemnitee” has the meaning set forth in Section 4.1.

“Kinder Morgan’s Knowledge” means the actual knowledge of the individuals listed in Part A of Section 4.8 of the Disclosure Schedule as of the date hereof.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, Claims, legal proceedings, costs, expenses, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, costs, expenses, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted or issued by any Governmental or Regulatory Authority and that are associated with or necessary to operate the Assets and Properties of the applicable Person.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claims, levy, charge, option, right of first refusal, charges, debentures, indentures, deeds of trust, easements, rights-of-way, restrictions, encroachments, Licenses, leases, permits, security agreements or other encumbrance of any kind and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, in each case other than arising under this Agreement or any of the Related Agreements.

“LLC Agreement” has the meaning set forth in the Recitals.

“Loss” or “Losses” means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, aware, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors).

“Material Contract” has the meaning set forth in Section 2.10.

“Notice of Claim” has the meaning set forth in Section 4.3(a).

“Notice of Liability” has the meaning set forth in Section 4.3(b).

“Operating Agreement” means that certain Operations and Reimbursement Agreement, dated as of the Closing Date, by and between the Company and Kinder Morgan.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Party” and “Parties” has the meaning set forth in the Preamble.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Project” has the meaning set forth in the LLC Agreement.

“Purchase Option Units” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 1.1(b).

“Redemption” has the meaning set forth in the Recitals.

“Redemption Agreement” has the meaning set forth in the Recitals.

“Related Agreements” means the Joinder, Operating Agreement, the LLC Agreement and any other agreement, certificate or similar document executed pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, import and other charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes or other governmental fees or other like assessments or charges of any kind whatsoever.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“TransMontaigne” has the meaning set forth in the Preamble.

“TransMontaigne Indemnitees” has the meaning set forth in Section 5.2.

“TransMontaigne’s Knowledge” means the actual knowledge of the individuals listed in Part B of Section 4.8 of the Disclosure Schedule as of the date hereof.

“TransMontaigne Purchase Right” has the meaning set forth in the Recitals.

“TransMontaigne Purchase Right Period” has the meaning set forth in the LLC Agreement.

6.2                               Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

6.3                               Other Definitional Provisions.

(a)                                 The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b)                                 All references herein to Articles, Sections, preamble, recitals, paragraphs and schedules shall be deemed to be references to Articles, Sections, preamble, recitals, paragraphs and schedules of this Agreement unless the context otherwise requires.

(c)                                  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d)                                 The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

[Remainder of Page Left Intentionally Blank - Signature Page Follows]

This Agreement has been duly executed and delivered by the Parties on the date first above written.

TRANSMONTAIGNE OPERATING COMPANY L.P.

By: TransMontaigne Operating GP L.L. C.,
its general partner

By:	/s/ Charles L. Dunlap
Name:	Charles L. Dunlap
Title:	Chief Executive Officer

KINDER MORGAN BATTLEGROUND OIL LLC

By:	/s/ John W. Schlosser
Name:	John W. Schlosser
Title:	Vice President